Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On March 23, 2016, we entered into a definitive Purchase Agreement with Microsemi Corporation (“Microsemi” or the “Seller”), pursuant to which Mercury Systems, Inc. (“Mercury” or “we” or “our”) will purchase all of the outstanding equity interests of Microsemi LLC—RF Integrated Solutions and its subsidiaries through which the custom microelectronics, RF and microwave solutions, and embedded security operations of the Power and Microelectronics Group within Microsemi (the “Carve-Out Business”) is operated, resulting in the entities comprising the Carve-Out Business becoming our 100% owned direct or indirect subsidiaries (the “Acquisition”). For purposes of this unaudited pro forma condensed consolidated financial information, the Acquisition was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations,” which we refer to as ASC 805. We estimate that the funds necessary to consummate the Acquisition will be approximately $300.0 million in cash on a cash-free, debt-free basis, subject to working capital and other post-closing adjustments and the total amount including payment of related fees and expenses will be approximately $317.2 million. Consummation of the Acquisition is subject to customary closing conditions. We intend to finance the Acquisition of the Carve-Out Business through the offering of shares of common stock, with the balance funded under our anticipated new term loan A facility with a total committed facility of up to $265.0 million (the “Financing”) and cash on hand. Accordingly, the purchase price and the related transaction expenses and fees are collectively expected to be $317.2 million and are expected to be funded by $94.3 million in gross proceeds from the sale of common stock, $200.0 million in gross proceeds from the term loan A facility, and $22.9 million of cash on hand. There can be no assurance that the offering of shares of common stock, the consummation of the Financing and the consummation of the Acquisition (the “Transactions”) will be consummated under the terms contemplated or at all.

This unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X and is not intended to indicate the results that would actually have been achieved had the Transactions been completed on the assumed date for the periods presented.

The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended June 30, 2015 gives effect to the Transactions as if they had occurred on July 1, 2014, combines the historical results of Mercury for its fiscal year ended June 30, 2015, the historical results of the Carve-Out Business for its fiscal year ended September 27, 2015, and reflects pro forma adjustments that are expected to have a continuing impact on the combined results.

The historical results of Mercury were derived from its audited consolidated statement of operations included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and incorporated by reference herein. The historical results of the Carve-Out Business were derived from its audited consolidated statements of operations and comprehensive income for its fiscal year ended September 27, 2015, included in the Current Report on Form 8-K filed on April 4, 2016 and incorporated by reference herein.

The unaudited pro forma condensed consolidated statement of operations for the six-month period ended December 31, 2015 gives effect to the Transactions as if they had occurred on July 1, 2014, combines the historical results of Mercury for the six months ended December 31, 2015 and the Carve-Out Business for its six months ended January 3, 2016, and reflects pro forma adjustments that are expected to have a continuing impact on the combined results.

The historical results of Mercury were derived from its unaudited consolidated statement of operations included in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2015 and incorporated by reference herein. The historical results of the Carve-Out Business were derived from its unaudited consolidated statements of operations and comprehensive income for the relevant periods within its fiscal year 2016, as well as the audited financial statements filed as an exhibit to Mercury’s Current Report on Form 8-K filed on April 4, 2016 and incorporated by reference herein.

The unaudited pro forma condensed consolidated balance sheet data at December 31, 2015 gives effect to the Transactions as if they occurred on such date and combines the historical balance sheets of Mercury as of

December 31, 2015 and the Carve-Out Business as of January 3, 2016. The Mercury balance sheet information was derived from its unaudited consolidated balance sheet included in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2015 and incorporated by reference herein. The Carve-Out Business balance sheet information was derived from its unaudited condensed consolidated balance sheet as of January 3, 2016 filed as an exhibit to Mercury’s Form 8-K filed on April 4, 2016 and incorporated by reference herein.

The Carve-Out Business was not operating as a separate legal entity within Seller. Accordingly, its financial statements have been prepared on a carve-out basis. The carve-out financial statements have been derived from the consolidated financial statements and accounting records of Seller, using the historical results of operations and historical bases of assets and liabilities which comprise Carve-Out Business. The carve-out financial statements also include allocations of certain Seller-shared expenses. Seller’s management believes the assumptions and methodologies underlying the allocation of shared expenses from Seller are reasonable in depicting Carve-Out Business on a carve-out basis; however, such expenses may not be indicative of the actual level of expense that would have been incurred by the Carve-Out Business if it had operated as a stand-alone entity or of the costs expected to be incurred in the future. As such, the carve-out financial statements included in this prospectus supplement may not necessarily reflect the Carve-Out Business’ results of operations, financial position or cash flows in the future or what its results of operations, financial position or cash flows would have been had the Carve-Out Business been a stand-alone entity during the periods presented.

The unaudited pro forma condensed consolidated financial statements have been prepared by Mercury’s management and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Mercury and the Carve-Out Business been a combined company during the periods presented. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this prospectus supplement, and such assumptions are subject to change.

The unaudited pro forma condensed consolidated statements of operations exclude certain non-recurring charges that have been or will be incurred in connection with the Transactions, including certain expenses related to the Transactions, including financing and professional fees of both Mercury and the Carve-Out Business. These expenses are expected to total approximately $17.2 million.

The unaudited pro forma data should be read in conjunction with the information contained in the historical consolidated financial statements of Mercury included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and incorporated by reference herein, the historical unaudited consolidated financial statements of Mercury included in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2015 and incorporated by reference herein, the historical audited consolidated financial statements of the Carve-Out Business for the fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013 and filed as an exhibit to Mercury’s Current Report on Form 8-K filed on April 4, 2016, and the historical unaudited condensed consolidated financial statements of the Carve-Out Business for the three months ended January 3, 2016 and December 28, 2014, filed as an exhibit to Mercury’s Current Report on Form 8-K filed on April 4, 2016.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. It is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Transactions at the date indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed consolidated statement of operations does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items directly related to the Acquisition and related financing.

MERCURY SYSTEMS, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2015

(In thousands)

(UNAUDITED)

	Mercury Systems, Inc.	Carve-Out Business as of January 3, 2016	Pro Forma Adjustments	Adjustment	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$81,554	$—	$(22,872)	A,B,C,D	$58,682
Accounts receivable, net	35,468	22,873	—		58,341
Unbilled receivables and costs in excess of billings	24,645	—	—		24,645
Inventory	36,707	22,780	2,500	A	61,987
Other current assets	20,604	3,397	1,222	A,H	25,223

Total current assets	198,978	49,050	(19,150)		228,878
Property and equipment, net	13,324	10,850	—		24,174
Goodwill	173,749	75,613	93,293	A	342,655
Intangible assets, net	18,608	11,412	92,488	A	122,508
Other non-current assets	3,433	1,831	6,425	C	11,689

Total assets	$408,092	$148,756	$173,056		$729,904

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,858	$5,932	$—		$17,790
Current portion of long-term debt	—	—	—		—
Other current liabilities	29,534	1,580	—		31,114

Total current liabilities	41,392	7,512	—		48,904
Long-term debt, less current portion	—	—	198,300	C	198,300
Other non-current liabilities	5,242	3,686	26,451	A	35,379

Total liabilities	46,634	11,198	224,751		282,583

Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	332	—	45	D	377
Additional paid-in capital	259,140	137,558	(50,825)	D	345,873
Retained earnings	101,221	—	(915)	B,H	100,306
Accumulated other comprehensive income	765	—	—		765

Total shareholders’ equity	361,458	137,558	(51,695)		447,321

Total liabilities and shareholders’ equity	$408,092	$148,756	$173,056		$729,904

MERCURY SYSTEMS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2015

(In thousands except per share amounts)

(UNAUDITED)

	Mercury Systems, Inc.	Carve-Out Business	Pro Forma Adjustments	Adjustment	Pro Forma Combined
Net revenues	$118,826	$49,670	$—		$168,496
Cost of revenues	62,719	26,085	51	I	88,855

Gross margin	56,107	23,585	(51)		79,641
Operating expenses:
Selling, general and administrative	24,709	4,445	4,721	I	33,875
Research and development	15,777	5,339	767	I	21,883
Amortization of intangible assets	3,351	2,791	2,939	E	9,081
Allocated costs	—	5,539	(5,539)	I	—
Other operating expenses	2,770	—	—		2,770

Total operating expenses	46,607	18,114	2,888		67,609

Income from operations	9,500	5,471	(2,939)		12,032
Other income, net	197	—	(4,425)	C,F	(4,228)

Income from continuing operations before income taxes	9,697	5,471	(7,364)		7,804
Tax provision	2,944	1,865	(2,622)	H	2,187

Income from continuing operations	$6,753	$3,606	$(4,742)		$5,617

Per share income from continuing operations:
Basic	$0.20				$0.15

Diluted	$0.20				$0.15

Weighted-average shares outstanding:
Basic	33,047		4,500	D,G	37,547

Diluted	33,819		4,500	D,G	38,319

MERCURY SYSTEMS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2015

(In thousands except per share amounts)

(UNAUDITED)

	Mercury Systems, Inc.	Carve-Out Business	Pro Forma Adjustments	Adjustment	Pro Forma Combined
Net revenues	$234,847	$99,445	$—		$334,292
Cost of revenues	124,628	52,183	95	I	176,906

Gross margin	110,219	47,262	(95)		157,386
Operating expenses:
Selling, general and administrative	49,010	9,238	7,528	I	65,776
Research and development	32,554	10,204	1,397	I	44,155
Amortization of intangible assets	7,008	8,011	3,447	E	18,466
Allocated costs	—	9,020	(9,020)	I	—
Other operating expenses	3,292	355	—		3,647

Total operating expenses	91,864	36,828	3,352		132,044

Income from operations	18,355	10,434	(3,447)		25,342
Other income, net	440	52	(8,788)	C,F	(8,296)

Income from continuing operations before income taxes	18,795	10,486	(12,235)		17,046
Tax provision	4,366	4,095	(4,795)	H	3,666

Income from continuing operations	$14,429	$6,391	$(7,440)		$13,380

Per share income from continuing operations:
Basic	$0.45				$0.37

Diluted	$0.44				$0.36

Weighted-average shares outstanding:
Basic	32,114		4,500	D,G	36,614

Diluted	32,939		4,500	D,G	37,439

Adjustment A—Preliminary Purchase Price Adjustment

The purchase price for the Acquisition is approximately $300.0 million, payable at closing and is subject to working capital and other adjustments. The purchase price of $300.0 million has been allocated to the assets acquired and the liabilities assumed on a preliminary basis as follows:

(in thousands)
Accounts receivable	$22,873
Inventory	25,280
Property, plant and equipment	10,850
Other current and non-current assets	5,840
Intangible assets	103,900
Goodwill	168,906

Total assets acquired	337,649
Accounts payable and accrued expenses	(7,512)
Other non-current liabilities	(3,686)
Deferred tax liability	(26,451)

Total purchase price	$300,000

We have allocated approximately $103.9 million to intangible assets (see Adjustment E), and assigned estimated economic lives with averages ranging from 3 years to 11.2 years. The determination of the preliminary fair value was primarily based upon historical intangible asset valuations in comparison to the purchase price for prior acquisitions. This value will be adjusted upon completion of the valuation analysis. The determination of useful life was also based upon historical experience. The estimated amortization expense for these acquired intangible assets included in the unaudited pro forma condensed consolidated statements of operations is approximately $5.7 million and $11.5 million, using straight line amortization, for the six months ended December 31, 2015 and the twelve months ended June 30, 2015, respectively.

Inventories reflect an adjustment of $2.5 million, versus its historical carrying value, to record the inventory at its estimated fair value. This amount is recorded in the December 31, 2015 unaudited pro forma condensed consolidated balance sheet. The increased inventory will temporarily increase our cost of revenues after closing and therefore it is considered non-recurring and is not included in the unaudited pro forma condensed consolidated statements of operations for the six months ended December 31, 2015 and the twelve months ended June 30, 2015.

Property, plant and equipment’s estimated fair market value reflects its book value. Total depreciation expense on the property, plant and equipment was approximately $1.5 million for the six months ended December 31, 2015 and $3.2 million for the twelve months ended June 30, 2015.

A preliminary deferred tax liability of $26.5 million has been recognized in accordance with accounting for income taxes. The amount primarily relates to the tax effect of the acquired intangible assets of $103.9 million and the tax effect on the difference between values assigned and the estimated tax basis of other assets and liabilities acquired.

The acquisition date fair value of the consideration to be transferred totaled approximately $300.0 million, consists of the following:

(in thousands)
Term loan A	$200,000
Equity-assumed proceeds from this offering	94,320
Cash on hand	22,872

Total source of funds	317,192
Estimated fees and expenses	(17,192)

Total purchase price	$300,000

Adjustment B—Transaction-Related Expenses

Adjustment records $1.5 million decrease to cash and retained earnings associated with gross estimated transaction-related fees and expenses that will be charged to expense upon closing of the Acquisition.

Adjustment C—Debt Issuance and Deferred Financing Costs

Adjustment records decreases to cash and long-term debt of $1.7 million from debt issuance costs associated with the issuance of $200.0 million of long term debt, and increases to other assets and decreases to cash for $6.4 million of deferred financing costs associated with the issuance of debt. Debt issuance costs offset long-term debt and amortize as non-cash interest expense over the five year term of the bank term loan A. Deferred financing costs are deferred and amortized as non-cash interest expense over the five year term of the bank term loan A. The pro forma non-cash interest expense adjustments for these costs were $0.8 million and $1.7 million for the six months ended December 31, 2015 and twelve months ended June 30, 2015, respectively.

Adjustment D—Equity Offering

We intend to issue approximately $89.4 million in common stock in a public offering (net of underwriting fees of approximately $4.9 million) to fund a portion of the purchase price. Net proceeds were calculated based on 4,500,000 shares to be issued and an assumed offering price of $20.96 per share (the closing price of Mercury’s stock on April 1, 2016) and an assumed underwriting discount of 5.25%. The gross proceeds and proceeds net of underwriting discount will vary to the extent the actual price for the common shares in the offering is higher or lower than the assumed $20.96 price per share.

We expect to incur additional costs in connection with the issuance of common stock of approximately $2.6 million. These figures assume that the 15% overallotment allocation exercisable in connection with the offering is not exercised. If the overallotment allocation is exercised, we would use less cash on hand to fund the Acquisition. These costs have been recorded as a reduction to additional paid in capital and cash of $7.5 million on the unaudited pro forma condensed consolidated balance sheet.

Adjustment E—Amortization of Intangibles

Adjustment records the net effect of additional amortization expense for intangible assets acquired from Carve-Out Business at fair value:

(in thousands, except weighted average live information)	Intangible Amount Fair Value	Pro Forma Amortization Expense Year Ended June 30, 2015	Pro Forma Amortization Expense Six Months Ended December 31, 2015	Weighted Average Lives (Years)
Customer relationships	$64,700	$5,777	$2,888	11.2
Backlog	$2,800	933	467	3.0
Trademarks / trade names	$400	133	67	3.0
Developed technology	$36,000	4,615	2,308	7.8

Subtotal		11,458	5,730
Less original intangible amortization expense included in the historical financial statements of the Carve-Out Business		(8,011)	(2,791)

Net amortization expense		$3,447	$2,939

Adjustment F—Interest Expense on Debt Financing

Adjustment anticipates the completion of a debt financing at the time the Acquisition closes in the amount of $200.0 million through a bank term loan A with an assumed interest rate of 3.63% (based on 3-month LIBOR rate on April 1, 2016) and a five year term. The actual rates of interest can change from those assumed. If the actual rates were to increase or decrease by 0.125% from those assumed, then pro forma interest expense could increase or decrease by approximately $0.2 million per year. The pro forma interest expense adjustments were $3.6 million and $7.1 million for the six months ended December 31, 2015 and twelve months ended June 30, 2015, respectively.

Adjustment G—Weighted Average Shares

Adjustment records the anticipated increase in weighted average shares from equity offering to fund the Acquisition:

(in thousands)	Historic Twelve Months Ended June 30, 2015	Pro Forma Adjustments	Pro Forma Twelve Months Ended June 30, 2015
Weighted number of common shares—basic	32,114	4,500	36,614
Effect of dilutive equity instruments	825	—	825

Weighted number of common shares—diluted	32,939	4,500	37,439

(in thousands)	Historic Six Months Ended December 31, 2015	Pro Forma Adjustments	Pro Forma Six Months Ended December 31, 2015
Weighted number of common shares—basic	33,047	4,500	37,547
Effect of dilutive equity instruments	772	—	772

Weighted number of common shares—diluted	33,819	4,500	38,319

Adjustment H—Income Taxes

In the unaudited condensed consolidated pro forma balance sheet, the impact of pro forma adjustments increase deferred tax liabilities and goodwill by approximately $26.5 million, primarily related to the tax effect of acquired intangible assets, and increased current prepaid taxes and retained earnings by $0.6 million related to the tax impact of transaction costs. We expect that the Acquisition will result in approximately $25.0 million of goodwill that is deductible for tax purposes.

In the unaudited condensed consolidated pro forma statement of operations, an adjustment records the applicable tax provision on the pro forma adjustments presented. The pro forma adjustments pertain primarily to U.S. tax jurisdictions, and are subject to a 40% combined tax rate. These adjustments reduce income tax expense by $2.6 million and $4.8 million for the six months ended December 31, 2015 and twelve months ended June 30, 2015, respectively. The acquisition of the Carve-Out Business includes approximately $21.0 million of expected transaction tax benefits. These benefits relate to the tax deductibility of certain intangible assets and goodwill allocated from the purchase price. The estimated value of deductible intangible assets and goodwill for tax purposes are approximately $51.4 million over 15 years.

Adjustment I—Allocated Cost

Adjustment presents the Carve-Out Business’ allocated costs to their functional cost and expense categories as follows:

	Operating Expenses Six Months Ended December 31, 2015	Operating Expenses Year Ended June 30, 2015
Cost of revenues	$51	$95
Sales, general and administrative	4,721	7,528
Research and development	767	1,397

	5,539	$9,020
less:
Allocated costs	(5,539)	(9,020)

Total	$—	$—